Exhibit 10.1
9341 Courtland Drive, Rockford, MI 49351
Phone (616) 866-5500; Fax (616) 866-0257
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FOR IMMEDIATE RELEASE
CONTACT: Olivia Lake, 616-233-0500

WOLVERINE WORLDWIDE APPOINTS
KATHLEEN WILSON-THOMPSON TO ITS BOARD OF DIRECTORS

Michigan native brings significant global retail experience across multiple consumer-focused businesses

ROCKFORD, Mich., April 14, 2021 — Wolverine World Wide, Inc. (NYSE:WWW) today announced the appointment of Kathleen Wilson-Thompson to its Board of Directors, effective May 5, 2021. Wilson-Thompson, 63, brings to the boardroom a wealth of global retail experience in senior executive roles, along with a combined 14 years as a director for three public companies.

Wilson-Thompson currently serves on the Board of Directors at Tesla, Inc. (NASDAQ: TSLA). Earlier this year, she retired as Executive Vice President and Global Chief Human Resources Officer at Walgreens Boots Alliance Inc. (NASDAQ: WBA), a global retail pharmacy, health and wellness destination. Prior to joining Walgreens, Wilson-Thompson held several positions of increasing responsibility in the operations and legal departments at Kellogg Company (NYSE: K), culminating as Senior Vice President of Global Human Resources.

"Kathleen has been associated with some of the largest consumer-focused businesses in the world, and we are excited to welcome her to our Board of Directors,” said Blake W. Krueger, Chairman and Chief Executive Officer of Wolverine Worldwide. “She brings a breadth of experiences to our Company, and her proven record of leading large global companies through complex and challenging environments will be instrumental in helping to drive Wolverine Worldwide’s Global Growth Agenda.”

Wilson-Thompson earned a bachelor's degree from the University of Michigan and both a Juris Doctor and Master of Laws from Wayne State University. She also serves on the Board of Directors for the Alumni Association of the University of Michigan.

“Wolverine Worldwide’s strong leadership position and aggressive growth agenda in the global footwear and apparel industry makes it an exciting time to join the Company,” said Wilson-Thompson. “I look forward to working with my fellow Board members to help the Company capitalize on the many strategic opportunities that lie ahead.”

ABOUT WOLVERINE WORLDWIDE
Founded in 1883 on the belief in the possibility of opportunity, Wolverine World Wide, Inc. (NYSE:WWW) is one of the world’s leading marketers and licensors of branded casual, active lifestyle, work, outdoor sport, athletic, children's and uniform footwear and apparel. Through a diverse portfolio of highly recognized brands, our products are designed to empower, engage and inspire our consumers every step of the way. The company’s portfolio includes Merrell®, Saucony®, Sperry®, Hush Puppies®,  Wolverine®, Keds®, Chaco®, Bates®, HYTEST®, and Stride Rite®. Wolverine Worldwide is also the global footwear licensee of the popular brands Cat® and Harley-Davidson®. Based in Rockford, Michigan, for more than 130 years, the company's products are carried by leading retailers in the U.S. and globally in approximately 170 countries and territories. For additional information, please visit our website, www.wolverineworldwide.com.

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